EXHIBIT 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-129945, 333-121164, 333-88854, 333-100522, 333-51446, 333-09368, and 333-1796 on Form F-4, S-8, F-3, S-8, S-8, S-8, and S-8, respectively, and in Post-Effective Amendment No. 7 to Registration Statement No. 333-117110 on Form F-3, in Post Effective Amendment No. 1 to Registration Statement No. 333-09368 on Form S-8, and in Post-Effective Amendment No. 2 on Form S-8 to Form F-4 to Registration Statement No. 333-15409, of Kerzner International Limited of our report dated February 28, 2006 relating to the financial statements of Trading Cove Associates, which appears in this annual report on Form 20-F of Kerzner International Limited for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Hartford, CT
March 28, 2006